Exhibit 99.1

MCEWEN MINING CELEBRATES ITS FIRST YEAR OF PRODUCTION

105,050 Gold Eq. oz Produced in 2012

2013 Production Forecast to grow by 24%

TORONTO, ONTARIO — (January 15, 2013) — McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce the results of its first year of production and for its Fourth Quarter 2012. For the full-year 2012, the Company produced 105,050 gold eq. oz (48,876 gold oz and 2,921,242 silver oz) and in Q4 produced 32,220 gold eq. oz (17,578 gold oz and 761,377 silver oz). Silver production has been converted into gold equivalent ounces (gold eq. oz) based on a 52:1 ratio.

Production costs for 2012 and cost guidance for 2013 will be reported in March with year-end financials. Production in 2013 is forecasted to grow by +24% to 130,000 gold eq. oz (72,310 gold oz and 3,000,000 silver oz) with production coming from 2 mines: San José and El Gallo 1. El Gallo 1 in Mexico commenced commercial production on January 1st, 2013.

“2012 was a transformative year. It started in January, when McEwen Mining was created with the combination of US Gold and Minera Andes. We saw strength in the combination through the diversification and growth of our production base. At mid-year, our exploration success was highlighted by an increase in our estimated gold, silver and copper resources. Our second mine, El Gallo, was built on budget and on time and has reached commercial production. El Gallo 2 is in the permitting phase and we hope to have the necessary permits to start construction during Third Quarter of this year. Our partner and the operator the San José mine, Hochschild Mining, has been doing an excellent job managing the mine and increasing production. We continue to advance the permitting process of our Gold Bar project in Nevada, and hope to receive construction permits in 2014. Late in the year, we announced a settlement of the lawsuit on our Los Azules property and began an aggressive exploration program there. Initial exploration results and an updated resource estimate will be released by the end of January. Before year-end, we also successfully completed a $60 million Rights Issue, which will provide the necessary funds to start development of El Gallo 2. Over the next 3 years, we forecast our internal projects will increase our production from 100,000 gold eq. oz to 290,000 gold eq. oz, a 3-fold increase. During this time, we will also be looking for opportunities to further increase our production in order to advance on our goal of qualifying for inclusion in the S&P 500 Index,” said Rob McEwen, Chief Owner.

San José Mine — Another Solid Year

(49% owned by MUX)

McEwen Mining’s attributable production from the San José mine during the Fourth Quarter totaled 25,582 gold eq. oz (11,024 gold oz and 757,009 silver oz). Full-year production for 2012 totaled 98,117 eq. oz (42,026 gold oz and 2,916,742 silver oz). At the end of 2012, an optimization plan was completed at the mine that will increase its processing capacity by +10% from 1,500 tonnes to 1,650 tonnes per day in 2013. McEwen Mining’s share of production from San José in 2013 is forecasted at 102,700 gold eq. oz (45,000 gold oz and 3,000,000 silver oz). Production costs will be released with year-end financials in March.

San José Mine Production Comparison

	Full-Year 2012	Full-Year 2011	4th Quarter 2012	3rd Quarter 2012
San José — 100%*
Ore production (tonnes)	509,851	462,825	128,940	136,577
Average grade gold (gpt)	5.79	5.86	6.00	5.24
Average head silver (gpt)	417	444	422	402
Average gold recovery (%)	90.4	92.9	90.4	91.1
Average silver recovery (%)	87.0	88.8	88.3	87.9
Gold produced (ounces)	85,768	80,948	22,498	20,967
Silver produced (ounces)	5,952,534	5,869,564	1,544,917	1,552,000
Gold equivalent¹ produced (ounces)	200,240	193,824	52,208	50,813

McEwen Mining — 49% Share
Gold produced (ounces)	42,026	39,665	11,024	10,274
Silver produced (ounces)	2,916,742	2,876,086	757,009	760,480
Gold equivalent¹ produced (ounces)	98,117	94,974	25,582	24,899

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 — Commercial Production Achieved

(100% owned by MUX)

On September 24th McEwen Mining announced that it had achieved its first gold pour from El Gallo 1.  During the Fourth Quarter the focus was on achieving commercial production (defined as operating at 80% capacity for 30 consecutive days), which was achieved on January 1st, 2013. The mine is now operating at 90% of its designed capacity. During the Fourth Quarter, El Gallo 1 produced 6,638 gold eq. oz (6,554 gold oz and 4,368 silver oz). Production since the first pour was slightly higher at 6,937 gold eq. oz (6,850 gold oz and 4,500 silver oz). In 2013, El Gallo 1 is forecasted to produce 27,310 gold oz. Production costs will be reported starting in the First Quarter.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth, low-cost, mid-tier gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico.

McEwen Mining has 296,024,859 shares issued and outstanding. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company. As of December 31, 2012, McEwen Mining had cash and liquid assets of approximately US$70 million and is debt free.

Reliability of Information

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. This press release is based entirely on information provided to McEwen Mining by Minera Santa Cruz S.A. (MSC). McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

Technical Information

The technical contents of this news release has been reviewed and approved by William Faust, Chief Operating Officer, a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“43-101”).

Cautionary Note to U.S. Investors

McEwen Mining reports its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. According to Canadian NI 43-101 criteria, the estimation of measured resources and indicated resources involve greater uncertainty as to their economic feasibility than the estimation of proven and probable reserves. Under SEC Industry Guide 7 criteria, measured, indicated and inferred resources are considered Mineralized Material. The SEC considers that in addition to greater uncertainty as to the economic feasibility of Mineralized Material compared to proven and probable reserves, there is also greater uncertainty as to the existence of Mineralized Material. U.S. investors are cautioned not to assume that measured or indicated resources will be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

Caution Concerning Forward-Looking Statements

This press release contains certain forward-looking statements and information, including “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to the cost of transferring or otherwise allocating funds between operating jurisdictions, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com

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